Exhibit 23.4

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of the reference to our firm under the caption “Experts” and of our reports dated July 13, 2011 for Ludic Labs, Inc. and Goodrec, Inc. in the Registration Statement (Form S-1 No. 333-174661) and related Prospectus of Groupon, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Chicago, Illinois

November 3, 2011